Exhibit 10.2

Cardinal Financial Corporation

Supplemental Executive Retirement Plan

CARDINAL FINANCIAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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TABLE OF CONTENTS

(continued)

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8.02	Indemnification of the Committee	7
8.03	Powers of the Committee	7
8.04	Information	8
ARTICLE IX	CLAIMS PROCEDURE	8
ARTICLE X	MISCELLANEOUS	8
10.01	Binding Nature	8
10.02	Governing Law	8
10.03	Construction	8
10.04	Fiduciary Discretion	8
ARTICLE XI	ADOPTION	9

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Cardinal Financial Corporation

Supplemental Executive Retirement Plan

INTRODUCTION

                The Board of Directors of Cardinal Financial Corporation (the “Board”) adopted the Supplemental Executive Retirement Plan for the purpose of supplementing the retirement benefits payable under the Corporation’s tax-qualified plans for certain key employees of the Corporation.

The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974).  The Plan must be administered and construed in a manner that is consistent with that intent.

The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury Regulations issued thereunder.  Each provision and term of the Plan should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A, then such provision or term should be deemed to be reformed to comply with Code Section 409A.

ARTICLE I
DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01        Affiliate

Affiliate means each trade or business (whether or not incorporated) which together with the Corporation is treated as a controlled group of corporations.

1.02        Beneficiary

                Beneficiary means the person, persons, entity, entities or the estate of the Participant entitled to receive benefits under the Plan in accordance with a properly completed beneficiary designation form.  If the Participant fails to complete a beneficiary designation form, or the form is incomplete, Beneficiary means the Participant’s estate.  The Participant may amend or change his Beneficiary designation in accordance with procedures established by the Committee.

1.03        Board

                Board means the Board of Directors of Cardinal Financial Corporation.

1.04        Cause

Cause shall mean:

a)             Willful malfeasance by the Employee in connection with the performance of his duties for the Corporation that could, in good faith judgment of the Corporation, (A) subject the Corporation to criminal penalties or (B) result in the incarceration of any officer, director or employee of the Corporation

b)             The Participant’s conviction of felony or other crime which, in the good faith judgment of the Corporation, could have a material adverse effect on the business of the Corporation.

c)              The misappropriation by the Participant of Corporate funds for personal use, or

d)             The continued failure or refusal by the Participant to perform his duties after reasonable prior notice from the Corporation to the Participant.

1.05        Code

                Code means the Internal Revenue Code of 1986, as amended.

1.06        Committee

                Committee means the Compensation Committee of the Board.

1.07        Corporation

                Corporation means Cardinal Financial Corporation.

1.08        Effective Date

                The Effective Date of this Plan is June 5, 2007.

1.09        ERISA

                ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.10        Participant

                Participant means Kendal E. Carson, the Corporation’s President.

1.11        Plan

                Plan means the Cardinal Financial Corporation Supplemental Executive Retirement Plan.

1.12        Retirement

Retirement means the Participant’s Separation from Service from the Corporation and its Affiliates at age 65.

1.13        Retirement Benefit

Retirement Benefit means the monthly benefit payable to the Participant upon his Retirement in accordance with Section 3.01 below.

1.14        Separation From Service

Separation From Service (and variations thereof) means any termination of the Participant’s employment or expiration of a services contract between the Participant and the Corporation or its Affiliates that constitutes a “separation from service” within the meaning of Code Section 409A and applicable Treasury Regulations thereunder.  The Participant shall not be deemed to have Separated from Service during an authorized leave of absence (i) that does not extend beyond six months or (ii) following which the Participant has a contractual or statutory right to resume employment.

1.15        Year of Service

Year of Service means a twelve-consecutive month period of employment with the Corporation or an Affiliate commencing on March 6, 2006, and each anniversary thereof.  No partial Years of Service shall be credited under the Plan.  Any service with the Company or its Affiliates prior to March 6, 2006 is not taken into account for purposes of the Plan.

ARTICLE II
ELIGIBILITY & PARTICIPATION

                The Participant was designated by the Committee to commence participation in the Plan as of June 5, 2007.  The Participant shall continue to participate in the Plan until no longer entitled to any further benefits under the terms of the Plan.

ARTICLE III
BENEFITS

3.01        Retirement Benefit

                Upon Retirement at age 65, the Participant shall be entitled to a monthly retirement benefit equal to $10,000 per month payable for 120 months (the “Retirement Benefit”).  Payment of the Retirement Benefit shall be made to the Participant (or to the Participant’s Beneficiary, in the case of his post-Retirement death) commencing on the date which is six months after the date of the Participant’s Retirement at age 65 (or the date of his post-Retirement death, if earlier).

3.02        Pre-Retirement Separation Benefit

If the Participant has a Separation from Service before reaching Retirement at age 65, then the Participant (or the Participant’s Beneficiary, in the case of his post-separation death) shall be entitled to a percentage of the Retirement Benefit described in Section 3.01 based on his Years of Service after March 6, 2006, determined in accordance with the following schedule, commencing on the date which is six months after the date of the Participant’s Retirement at age 65  (or on the date of his post-separation death, if earlier).

Post-03/06/06 Years of Service	Percentage of Retirement Benefit

1 but less than 2	10.00%
2 but less than 3	20.00%
3 but less than 4	30.00%
4 but less than 5	40.00%
5 but less than 6	50.00%
6 but less than 7	60.00%
7 but less than 8	70.00%
8 but less than 9	80.00%
9 but less than 10	90.00%
10 or more	100%

3.03        Death

(a)           If the Participant Separates from Service with the Corporation and its Affiliates as a result of his death, then his Beneficiary shall receive the unreduced Retirement Benefit described in Section 3.01 commencing on the first day of the first month following the month in which the Participant has died.

(b)           If the Participant dies after payment of his Retirement Benefit has commenced, then the Participant’s Beneficiary shall be entitled to any payments remaining in the 120-month period.  Such benefits shall be paid over the remaining months in the 120-month period.

3.04        Termination For Cause

Notwithstanding anything in this Article III to the contrary, if the Participant’s employment with the Corporation and its Affiliates is terminated for Cause, he shall immediately cease to be a Participant under the Plan and shall forfeit all rights and benefits (vested or unvested) under the Plan.

3.05        No Duplication of Benefits

Notwithstanding anything in this Article III to the contrary, a Participant shall be entitled to commence payment of the benefits described herein on no more than one of the events described in Sections 3.01 through 3.04 above.  Commencement of benefit payments under any one of Sections 3.01 through 3.04 precludes commencement of benefit payments under any other section of the Plan.

ARTICLE IV
PLAN UNFUNDED

                The Corporation and any Affiliate participating in the Plan have only a contractual obligation to pay the benefits described in Article III.  All benefits are to be satisfied solely out of the general corporate assets of the Corporation or the appropriate Affiliate which shall remain subject to the claims of its creditors.  No assets of the Corporation or a participating Affiliate will be segregated or committed to the satisfaction of its obligations to the Participant or any Beneficiary under this Plan.  If the Corporation, in its sole discretion, elects to purchase life insurance on the life of the Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited

ARTICLE V
NO GUARANTEE OF EMPLOYMENT

The Plan does not in any way limit the right of the Corporation or an Affiliate at any time and for any reason to terminate the Participant’s employment.  In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Corporation or an Affiliate and the Participant.

ARTICLE VI
OTHER BENEFITS AND AGREEMENTS

                The benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Corporation for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Corporation in which a Participant is participating.

ARTICLE VII
RESTRICTIONS ON TRANSFER OF BENEFITS

                No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.  If the Participant or any Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the committee may hold or apply the same or any part thereof for the benefit of the Participant or such Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.01        The Committee

                The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof.  The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.  The Committee in its sole discretion may delegate ministerial duties with respect to the administration of the Plan to employees of the Corporation or to third parties.

8.02        Indemnification of the Committee

                The Corporation shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee related to any shareholder or similar action involving the Plan, excepting only expenses and liabilities arising out of a member’s own willful misconduct.  Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof.  The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

8.03        Powers of the Committee

                In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under Article III.

8.04        Information

                To enable the Committee to perform its functions, the Corporation shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

ARTICLE IX
CLAIMS PROCEDURE

All claims for benefits shall be in writing in a form satisfactory to the Committee.  If the Committee wholly or partially denies Participant’s or Beneficiaries claim for benefits, the Board shall review Participant’s or Beneficiary’s claim in accordance with applicable procedures described in the Employee Retirement Income Security Act of 1974.

ARTICLE X
MISCELLANEOUS

10.01      Binding Nature

                The Plan shall be binding upon the Corporation, any participating Affiliates and its successors and assigns; and upon a Participant, his or her Beneficiary, and either of their assigns, heirs, executors and administrators.

10.02      Governing Law

                To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

10.03      Construction

                Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

10.04      Fiduciary Discretion

                In discharging the duties assigned to it under the Plan, the Committee shall have the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan.  The Committee’s discretionary authority shall be absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals.  The express grant in the Plan of any specific power to the Committee with respect to any duty assigned to it under the Plan must not be construed as limiting any power of authority of the Committee to discharge its duties.  The Committee’s decision is final and conclusive unless it is established that the Committee’s decision constituted an abuse of its discretion.  Benefits under the Plan will be paid only if the Committee decides that the applicant is entitled thereto.

ARTICLE XI
ADOPTION

                The Corporation has adopted this Plan pursuant action taken by the Board.

                As evidence of its adoption of the Plan, Cardinal Financial Corporation has caused this document to be signed by its Chairman and CEO, this 7th day of November, 2007

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Clineburg
Bernard H. Clineburg, Chairman and CEO

I, Kendal Carson, President of Cardinal Financial Corporation, by my signature below indicate my agreement with and assent to the terms of the Cardinal Financial Corporation Supplemental Executive Retirement Plan.

/s/ Kendal E. Carson	11/7/2007
Kendal E. Carson	Date
President